Exhibit 99.1

News Release

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	David J. Prystash	8540 Gander Creek Drive
937-242-9093	937-242-9700	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

MIAMISBURG, Ohio. – November 12, 2008 – NewPage Corporation (NewPage) today announced its results of operations for the third quarter of 2008, including the financial results of Stora Enso North America (SENA) that was acquired on December 21, 2007. Net sales were $1,126 million in the third quarter of 2008 compared to $545 million in the third quarter of 2007, an increase of $581 million, or 107%, primarily as a result of the acquisition. Net loss was $(61) million in the third quarter of 2008 compared to net income of $16 million in the third quarter of 2007. Debt covenant EBITDA (earnings before interest, taxes, depreciation and amortization) was $151 million for the third quarter of 2008 compared to $79 million for the third quarter of 2007.

“The advertising markets that consume our coated paper products are in a significant retrenchment caused by a declining and uncertain retail and business climate,” said Mark A. Suwyn, NewPage chairman and chief executive officer. “Our customers, printers, magazine and book publishers, and catalogers, are dealing with significant reductions in their businesses and higher costs that, in turn, reduced demand for coated paper roughly 19% year over year. We have taken many steps to ensure we are making only what our customers need and not over-supplying the market. To deal with the lower demand, we’ve taken market-related downtime, including a 40,000 ton reduction we announced yesterday, shut down several paper machines, reduced our capital spending rate, maintained our focus on driving costs down across the board and aggressively moved forward on our integration plans with the mills we bought late last year.”

The following schedule details key performance and cost metrics for the third quarter:

	Third Quarter
	2008	2007
Coated paper volume – 000s tons	893	576
Price per ton of coated paper	$1,005	$884
Market downtime – 000s tons	13	-0-
Maintenance expense – $ million	$94	$44
Gross margin	8.1%	13.8%
SG&A expense – % of net sales	5.5%	5.1%

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“During the third quarter, we closed our paper operations in Kimberly and Niagara, Wisconsin,” said Richard D. Willett, Jr., NewPage president and chief operating officer. “When business softened significantly during the second quarter, we focused on operating the rest of the NewPage mills in the most cost effective manner possible without losing our ability to deliver the high-quality products our customers have come to expect. We were able to accomplish this because our integration work gave us the ability to make most products on multiple paper machines. Lean Six Sigma projects and productivity initiatives are helping to reduce the effects of inflation. Our workforce is actively engaged in doing everything they can to achieve efficiencies and conserve resources. The integration of our operations is on schedule. All of these actions enable us to manage through this weak market while providing a platform for more favorable results when the market recovers.”

Gross margin declined from the third quarter of last year because of higher costs primarily as a result of inflation in the cost of wood, energy, chemicals and transportation, as well as restructuring charges.

“The good news in the third quarter has been a decline in the price of crude oil,” added Willett. “Many chemicals used in the papermaking process are petroleum-based and fluctuate with the price of crude oil, as well as shipping costs. Because of existing contracts, the costs of certain chemicals lag behind changes in oil prices and therefore we will not see the full effects of lower crude oil prices on chemicals and transportation costs until sometime next year.”

As a result of previously announced restructuring plans, cost of sales included pretax charges of $14 million in the third quarter of 2008, consisting of $9 million of accelerated depreciation expense, $4 million of inventory write-offs and $1 million of employee-related costs. There was also $1 million of employee-related costs included in SG&A. In addition, the company incurred $27 million of integration-related expenses during the quarter. “Our integration activities continued throughout the quarter and we remain on track to meet our long-term target in annualized synergies from the SENA acquisition. However, full realization of the synergies may be somewhat delayed by the slowdown in demand and volume,” said Willett.

NewPage closed the quarter with $419 million of liquidity, consisting of $87 million of cash and $332 million of additional borrowing availability under the revolving credit facility.

Conference Call

The NewPage Third Quarter 2008 Conference Call and Webcast is scheduled for today, November 12, 2008, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Conference Call and Webcast and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing 800-230-1096 (toll-free domestic) or (612) 332-0107 (international). A replay of the call can be accessed via telephone 800-475-6701 (toll-free domestic) or 320-365-3844 (international), access code 965373. The replay will be available starting at 1:00 p.m. (ET) on November 12, 2008, and will remain available until noon (ET) on December 17, 2008.

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About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.7 billion in pro forma net sales for the year ended December 31, 2007. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills currently have a total annual production capacity of approximately 4.5 million tons of paper, including approximately 3.3 million tons of coated paper, approximately 900,000 tons of uncoated paper and approximately 300,000 tons of specialty paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our ability to realize the anticipated benefits of the acquisition of SENA, including anticipated synergies; our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and Canada and elsewhere; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

Third Quarter Ended September 30, 2008 and 2007

(in millions)

	Third Quarter Ended September 30, 2008	Third Quarter Ended September 30, 2007
Net sales	$1,126	$545

Cost of sales	1,034	470
Selling, general and administrative expenses	62	27
Interest expense	69	32
Other (income) expense, net	5	—

Income (loss) before income taxes	(44)	16
Income tax (benefit)	17	—

Net income (loss)	$(61)	$16

NewPage Corporation

Consolidated Statements of Operations (unaudited)

Three Quarters Ended September 30, 2008 and 2007

(in millions)

	Three Quarters Ended September 30, 2008	Three Quarters Ended September 30, 2007
Net sales	$3,379	$1,516

Cost of sales	3,066	1,347
Selling, general and administrative expenses	179	76
Interest expense	208	97
Other (income) expense, net	(3)	—

Income (loss) before income taxes	(71)	(4)
Income tax (benefit)	4	—

Net income (loss)	$(75)	$(4)

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

September 30, 2008 and December 31, 2007

(in millions)

	September 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$87	$143
Accounts receivable, net	396	351
Inventories	653	584
Other current assets	30	43

Total current assets	1,166	1,121

Property, plant and equipment, net	3,209	3,564
Other assets	249	198

TOTAL ASSETS	$4,624	$4,883

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$271	$338
Short-term borrowings-revolver	100	—
Accrued expenses	337	290
Current maturities of long-term debt	16	16

Total current liabilities	724	644

Long-term debt	2,901	2,909
Other long-term obligations	330	351
Deferred income taxes	17	293
Commitments and contingencies
Minority interest	27	31

Stockholder’s equity:
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	775	729
Accumulated deficit	(172)	(97)
Accumulated other comprehensive income (loss)	22	23

Total stockholder’s equity	625	655

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$4,624	$4,883

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

Three Quarters Ended September 30, 2008 and 2007

(in millions)

	Three Quarters Ended September 30, 2008	Three Quarters Ended September 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(75)	$(4)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	220	98
Non-cash interest expense	20	6
Loss on disposal of assets	10	2
Deferred income taxes	3	—
LIFO effect	24	3
Equity award expense	25	2
Changes in operating assets and liabilities	(243)	10

Net cash provided by (used in) operating activities	(16)	117

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(114)	(58)
Payments for acquired business	(7)	—
Proceeds from sales of assets	6	—

Net cash provided by (used in) investing activities	(115)	(58)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing costs	—	(1)
Distributions from Rumford Cogeneration Company, L.P. to limited partners	(6)	(7)
Loans to parent companies	(6)	(4)
Net borrowings under revolving credit facility	100	—
Payments on long-term debt	(12)	(24)

Net cash provided by (used in) financing activities	76	(36)

Effect of exchange rate changes on cash and cash equivalents	(1)	—

Net increase (decrease) in cash and cash equivalents	(56)	23
Cash and cash equivalents at beginning of period	143	44

Cash and cash equivalents at end of period	$87	$67

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA (unaudited)

Third Quarter and Three Quarters Ended September 30, 2008 and 2007

(in millions)

	Third Quarter Ended September 30, 2008	Third Quarter Ended September 30, 2007	Three Quarters Ended September 30, 2008	Three Quarters Ended September 30, 2007
Net income (loss)	$(61)	$16	$(75)	$(4)
Plus:
Interest expense	69	32	208	97
Income tax (benefit)	17	—	4	—
Depreciation and amortization	71	31	220	98

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$96	$79	$357	$191

Plus:
Equity award expense	10	1	25	2
Loss on disposal of assets	8	—	10	1
LIFO effect	10	(1)	24	3
Severance and integration costs	27	—	52	1

Debt Covenant EBITDA	$151	$79	$468	$198

EBITDA and Debt Covenant EBITDA are not measures of our performance under accounting principles generally accepted in the United States (“GAAP”), are not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA and Debt Covenant EBITDA are shown because they are a primary component of certain covenants under our senior secured credit facilities and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Debt Covenant EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Debt Covenant EBITDA instead of net income (loss) have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.